UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DynCorp International Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32869	01-0824791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3190 Fairview Park Drive, Suite 700,	22042
Falls Church, Virginia
(Address of principal executive offices)	(Zip code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Class A Common Stock, par value US$0.01 per share	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: 333-128637
Securities to be registered pursuant to Section 12(g) of the Act: None

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A initially filed by DynCorp International Inc. (the “Company”) with the Securities and Exchange Commission on May 3, 2006, as set forth below.
Item 1. Description of Securities to be Registered.
On April 11, 2010, DynCorp International Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Delta Tucker Holdings, Inc. (“Parent”) and Delta Tucker Sub, Inc. (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, and as a result the Company will continue as the surviving corporation and be a wholly owned subsidiary of Parent (the “Merger”).
Immediately prior to the execution of the Merger Agreement, the Board approved, and the Company entered into, Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of May 3, 2006, by and between the Company and The Bank of New York, as rights agent (the “Rights Agreement”). The Amendment, among other things, permits the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger, and the transactions contemplated by the Voting Agreement, dated as of April 11, 2010, between Parent, Merger Sub, and those stockholders of the Company signatories thereto (the “Voting Agreement”), without triggering the provisions of the Rights Agreement.
In particular, the Amendment provides that none of Parent, Merger Sub, or any of Parent’s affiliates shall be deemed to be an “Acquiring Person,” and neither a “Distribution Date” nor a “Stock Acquisition Date” shall be deemed to have occurred, in each case solely by virtue of or as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated by the Merger Agreement or the Voting Agreement, or (iv) the public announcement of any of the foregoing.
Immediately prior to the effective time of the Merger, the Rights Agreement, as amended, will automatically be terminated and all outstanding Rights will expire.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 4.1 hereto and the terms of which are incorporated herein by reference.
Item 2. Exhibits.

Exhibit 4.1	Amendment No. 1 to the Rights Agreement, dated as of April 11, 2010, between DynCorp International Inc. and The Bank of New York. (incorporated herein by reference from Exhibit 4.1 to the Current Report on From 8-K filed by the Company with the Securities and Exchange Commission on April 12, 2010).

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DynCorp International Inc.
Date: April 12, 2010	/s/ William L. Ballhaus
	Name:	William L. Ballhaus
	Title:	President and Chief Executive Officer